Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768

FOR IMMEDIATE RELEASE
December 22, 2003

PEABODY ENERGY TO PURCHASE COAL
ASSETS IN VENEZUELA AND COLORADO

ST. LOUIS, Dec. 22 — Peabody Energy (NYSE: BTU) announced today that it has signed memoranda of understanding with RAG Coal International AG to purchase coal assets in Colorado and a 25 percent interest in a coal operation in Venezuela. The purchase would include:

•	The Twentymile Mine near Steamboat Springs, Colo. The highly productive longwall mine produces approximately 7.5 million tons per year of low-sulfur coal for electricity generators in the West, Southwest, Midwest and Mexico; and

•	A 25 percent interest in Carbones del Guasare, S.A., a joint venture involving RAG, Anglo American plc and Carbozulia, a unit of the Venezuelan oil company PDVSA. Carbones del Guasare operates the Paso Diablo surface mine in northwestern Venezuela, which produces nearly 7 million metric tonnes per year of coal for electricity generation and steel production in Europe and North America.

     The transaction is subject to a number of conditions and the negotiation of definitive agreements. It is expected to be completed in the first half of 2004.

     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2002 sales of 198 million tons of coal and $2.7 billion in revenues. Its coal products fuel more than 9 percent of all U.S. electricity generation and more than 2 percent of worldwide electricity generation.